Exhibit 15.2

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (“Agreement”) is made and entered into effective as of September 2, 2020 (“Effective Date”), by and among RU OLD DENTON ROAD FORT WORTH TX, LLC, a California limited liability company (“Borrower”), BRIX REIT, INC., a Maryland corporation (“Guarantor”), and NEXBANK, a Texas state bank (formerly known as NexBank SSB) (“Lender”).

RECITALS

WHEREAS, Lender has loaned to Borrower, and Borrower has borrowed from Lender, the amount of $6,187,500.00 (“Loan”) in accordance with the terms of that certain Amended and Restated Loan Agreement dated October 18, 2019 (as modified, amended, renewed or extended from time to time, the “Loan Agreement”);

WHEREAS, the Loan is evidenced, in part, by that certain promissory note dated as of June 11, 2019, originally executed by Guarantor (as the original borrower) (with payment obligations thereunder assumed by Borrower pursuant to the terms of that certain Loan Assumption and Modification Agreement dated as of October 18, 2019) and payable to the order of the Lender in the original principal amount of $6,187.500.00 (as modified, amended, renewed or extended from time to time, the “Note”);

WHEREAS, Guarantor has guaranteed the Guaranteed Obligations (as defined in the Guaranty) in accordance with the terms and provisions of that certain Repayment Guaranty dated as of October 18, 2019, and executed by Guarantor in favor of Lender (as modified, amended, renewed or extended from time to time, the “Guaranty”);

WHEREAS, Lender and Guarantor also executed that certain Hazardous Materials Indemnity Agreement dated as of October 18, 2019 (as modified, amended, renewed or extended from time to time, the “Indemnity”);

WHEREAS, Lender, Borrower and Guarantor executed that certain Loan Payment Deferral Agreement dated as of May 13, 2020 (the “Deferral Agreement”) whereby the Loan Agreement and Note were amended in certain respects;

WHEREAS, the Loan Agreement, Note, Guaranty, Indemnity, Deferral Agreement and all other documents executed by Borrower and/or Guarantor in connection with the Loan are collectively referred to hereinafter as the “Loan Documents/Other Related Documents”;

WHEREAS, Borrower’s sole tenant of the Property filed voluntary bankruptcy, which constitutes a Default under the Loan Agreement, as amended by the Deferral Agreement (the “Tenant Default”);

WHEREAS, as a result of the Tenant Default, Lender can exercise any and all of its rights and remedies under and pursuant to the Loan Documents/Other Related Documents (each, a “Default Remedy” and collectively, the “Default Remedies”);

WHEREAS, Borrower and Guarantor have requested, in consideration of the agreements set forth herein, that Lender forbear from exercising its Default Remedies in order to allow Borrower and Guarantor additional time to cure the Tenant Default; and

WHEREAS, Lender has agreed, subject to the terms and conditions set forth in this Agreement, to temporarily forbear enforcement of its Default Remedies as a result of the Tenant Default.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Guarantor and Lender agree as follows:

1.      Incorporation of Recitals. The foregoing recitals are acknowledged by Lender, Borrower and Guarantor to be true and correct in all respects and are incorporated herein by reference for all purposes.

2.      Defined Terms. Capitalized terms not otherwise defined herein will have the same meanings ascribed to such terms in the Loan Agreement.

3.      Deferral Period; Deferral Agreement. The Deferral Period (as such term is defined in the Deferral Agreement) shall now expire on September 5, 2020, with the next installment of principal and interest under the Note being due and payable on October 5, 2020; provided, however, that said Deferral Period shall terminate immediately upon the occurrence of any Default under the Loan Documents/Other Related Documents or a breach by Borrower or Guarantor of the terms of this Agreement. All of the other modifications to the Note and Loan Agreement set forth in Section 1 of the Deferral Agreement shall remain binding and enforceable.

4.      Maturity Date; Lease Funds; Borrower’s Account. As consideration for, and as a condition to, Lender’s agreement to forbear from exercising its Default Remedies as a result of the Tenant Default:

(a)     The Maturity Date (as such term is defined and used in the Loan Documents/Other Related Documents) shall now be September 30, 2021, it being understood and agreed that Borrower shall no longer have the right to extend the Maturity Date past September 30, 2021.

(b)          All Lease payments received by the Borrower from the Effective Date through the remaining term of the Loan must be deposited into the Borrower’s Account. Upon said deposit, Lender shall setoff and apply all of the funds then in the Borrower’s Account in accordance with Section 10.23 of the Loan Agreement. Borrower shall not be entitled to withdraw (or request a withdraw) of any funds from the Borrower’s Account during the remaining term of this Loan.

5.      Forbearance. Provided each of the following are fully and timely satisfied, Lender shall forbear from exercising its Default Remedies resulting from the Tenant Default:

(a)            neither Borrower nor Guarantor breaches this Agreement (it being expressly understood and agreed by Borrower and Guarantor that neither of them shall be afforded any notice or opportunity to cure any breach of this Agreement);

(b)            on or before October 1, 2020, Tenant resumes making all Lease Payments, in full, into Borrower’s Account in accordance with the terms of the Lease and Loan Documents and thereafter timely makes said Lease Payments into Borrower’s Account; provided, however, if the initial Lease Payment required hereunder is not timely made in accordance with the terms hereof, this condition to forbearance shall not be breached if Tenant actually makes said initial Lease Payment in accordance with the terms hereof by no later than October 12, 2020;

(c)            in accordance with Section 365(d)(4) of the United States Bankruptcy Code and prior to the earlier of the BK Discharge Deadline (as defined below) or the deadline for affirmation/rejection of leases in the Tenant’s bankruptcy proceeding (as said deadline may be extended by the presiding bankruptcy court pursuant to Section 365(d)(4) of the United States Bankruptcy Code), (i) the Tenant or bankruptcy trustee assumes the Lease in Tenant’s bankruptcy proceeding and (ii) Borrower provides Lender with evidence reasonably acceptable to Lender confirming the presiding bankruptcy court’s approval of said Lease assumption (e.g., an order from the bankruptcy court presiding over Tenant’s bankruptcy approving said Lease assumption or other court filings which demonstrate that the Tenant or bankruptcy trustee has timely assumed the Lease and the presiding bankruptcy court has approved the same);

(d)            on or before December 31, 2020 (the “BK Discharge Deadline”), (i) the bankruptcy court presiding over the Tenant’s bankruptcy issues a final decree or order closing said bankruptcy proceeding and (ii) Borrower provides Lender with a copy of said decree or order; and

(e)            there is no event, circumstance or condition which, if it were to continue uncured, would, with notice or lapse of time or both, constitute a Default (other than the Tenant Default) under the Loan Documents/Other Related Documents at any point from the Effective Date through the date both items (b) and (c) above are timely and fully satisfied.

If, however, the terms and conditions set forth above are not timely and fully satisfied, Lender shall be entitled to exercise any of its Default Remedies without any further notice or opportunity to cure afforded Borrower or Guarantor, notwithstanding anything to the contrary set forth in the Loan Documents/Other Related Documents.

6.      Stipulation of Amounts Due. Borrower, Guarantor and Lender hereby acknowledge and agree that, as of the Effective Date, the total unpaid principal balance of the debt owing by Borrower to Lender under the Loan Documents/Other Related Documents is $6,107,603. Borrower hereby acknowledges and agrees that the total unpaid principal amount shown as due and owing above (together with all accrued and unpaid interest thereon, including the interest which has been deferred under and pursuant to the Deferral Agreement) is just, due, owing, unpaid, and subject to no offsets, deductions, credits, charges, defenses, or claims of any kind or character.

7.      No Waiver by Lender. Except as expressly provided herein with respect to the Tenant Default, nothing in this Agreement will be deemed to constitute a waiver by Lender of any right, remedy, claim, demand, or cause of action that Lender now has or will acquire, or that has arisen or will arise, under the Loan Documents/Other Related Documents.

8.      Continuation of Tenant Default. Borrower and Guarantor, jointly and severally, expressly acknowledge and agree that the execution of this Agreement does not constitute a cure of the Tenant Default and that after giving effect to this Agreement, Borrower remains in default of its obligations under the Loan Documents/Other Related Documents.

9.      Tolling of Limitations. Borrower and Guarantor, jointly and severally, hereby acknowledge and agree that, from the Effective Date through the BK Discharge Deadline, the statute of limitations governing enforcement of the Loan Documents/Other Related Documents will be and is hereby tolled. As a result of the foregoing, Borrower and Guarantor, jointly and severally, agree that Lender will have the full statutory limitations period in which to enforce its rights under the Loan Documents/Other Related Documents and that such statutory limitations period will begin to run on the BK Discharge Deadline. Borrower and Guarantor, jointly and severally, hereby expressly waive and agree not to assert any claims or defenses to enforcement of the Loan Documents/Other Related Documents based on the statute of limitations for enforcement of the Note and/or the Loan Documents/Other Related Documents commencing to run before the BK Discharge Deadline.

10.    Reaffirmation. Borrower and Guarantor, jointly and severally, in their capacities as debtors, grantors, mortgagors, or assignors under the Loan Documents/Other Related Documents, hereby confirm and agree that its/their liabilities under the Loan Documents/Other Related Documents: (a) are and will remain enforceable against Borrower and Guarantor, as applicable, in accordance with their terms; (b) are, and will continue to be, in full force and effect; (c) will not be reduced, altered, limited, or lessened; and (d) are hereby confirmed, ratified and extended in all respects. Borrower and Guarantor hereby acknowledge and agree: (x) that this Agreement will not impair the Loan Documents/Other Related Documents or any liens or security interests securing the Note; (y) that such liens and security interests will not in any manner be waived, released, or extinguished; and (z) that such liens and security interests are hereby acknowledged to be valid and subsisting and are hereby renewed and extended to secure payment of the Note and all other obligations under the Loan Documents/Other Related Documents.

11.    Release. Borrower and Guarantor, jointly and severally, do hereby fully release, acquit, and forever discharge Lender and its officers, directors, managers, attorneys, employees, partners, members and/or shareholders (collectively, the “Released Parties”) from any and all Claims (as defined below). Borrower and Guarantor, jointly and severally, do hereby represent and warrant to Lender that Borrower and Guarantor are the owners and holders of each of the Claims, and Borrower and Guarantor, jointly and severally, are fully authorized to execute and deliver this release without the necessity of obtaining the consent or joinder of any other person. As used in this section, the term “Claims” means any and all claims, actions, causes of action, suits, disputes, controversies, debts, offset rights, defenses to payment, losses, damages, and demands of any nature, known or unknown, whether in contract or in tort, at law or in equity, for money damages, dues, recovery of property, or specific performance or any other redress or recompense that may have accrued or may ever accrue, may have been had, may be now possessed, or may or will be possessed in the future by or on behalf of Borrower and/or Guarantor, whether jointly or severally, against any of the Released Parties, by reason of and arising at any time on or prior to the date of this Agreement, and arising from or out of, this Agreement or any of the Loan Documents/Other Related Documents. The term “Claims” specifically includes, without limitation, claims based (in whole or in part) on the theories of misrepresentation, fraud, duress, tortious interference with contract, tortious interference with business opportunity, usury, lender liability, deceptive trade practices, breach of fiduciary duty, breach of funding commitment, conspiracy, violation of the Racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of emotional distress, libel, and slander.

12.    Representations and Warranties. Borrower and Guarantor hereby reaffirm that, as of the Effective Date of this Agreement, the representations and warranties of Borrower and Guarantor set forth in the Loan Documents/Other Related Documents are true and correct as though made on and as of the Effective Date of this Agreement. In addition, Borrower and Guarantor hereby represent, warrant and covenant to Lender as follows:

(a)            each of the terms and conditions of the Loan Documents/Other Related Documents are in full force and effect, and there are no claims or offsets against, or defenses or counterclaims to, Lender’s enforcement of the Loan Documents/Other Related Documents;

(b)            this Agreement constitutes the legal, valid, and binding obligation of Borrower and Guarantor and is enforceable against Borrower and Guarantor in accordance with its terms;

(c)            the individuals executing and delivering this Agreement on behalf of Borrower and Guarantor (and/or their underlying members, managers, partners, officers or trustees) have been duly authorized and instructed to do so;

(d)            the consideration received, and to be received, by Borrower and Guarantor under this Agreement is adequate and sufficient in all respects for their execution and its/their delivery of this Agreement;

(e)            this Agreement is being entered into by Borrower and Guarantor voluntarily, and Borrower and Guarantor have relied on the advice of its/their independent legal counsel in evaluating whether to enter into this Agreement;

(f)             information and documents to be furnished by or on behalf of Borrower and Guarantor to Lender under this Agreement are and will be true, accurate, and complete in all respects;

(g)            (i) Borrower and Guarantor have disclosed to Lender that (A) there has been a material adverse change in the financial condition of Borrower and Guarantor as disclosed in the section titled “Going Concern” in Note 1 of Notes to Consolidated Financial Statements of Guarantor’s Annual Report on Form 1-K for the year ended December 31, 2019, resulting in a Material Adverse Effect under the Loan Documents, (B) Guarantor may be considered an “investment company” within the meaning of the Investment Company Act of 1940 as a result of the decline in value of its real estate properties, (C) Guarantor has suspended its offering of common stock and will be liquidating its assets, (D) the forgoing conditions constitute events of default under Guarantor’s $5,000,000 loan agreement with Pacific Mercantile Bank and (E) Guarantor expects to record impairment charges related to its real estate properties and investments when it files its semiannual report of Form 1-SA in September 2020, which are likely to result in a reduction in its Net Worth below the $6,000,000 Net Worth covenant set forth in the Loan Documents, (ii) other than the disclosures set forth in romanette (i) above, there is no other material fact that Borrower and Guarantor have failed to disclose to Lender, (iii) there are no actions, suits, or proceedings pending or threatened against Borrower and Guarantor (other than Lender’s potential actions, suits or proceedings related to the Tenant Default) and (iv) there are no outstanding or unpaid judgments against Borrower and Guarantor; and

(h)            no representation or warranty by Borrower and/or Guarantor contained herein, and no document, statement, exhibit, certificate, or schedule furnished or to be furnished by Borrower and/or Guarantor to Lender, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make a statement or fact recited therein not misleading.

The continuing validity in all respects of the representations and warranties by Borrower and Guarantor set forth in this Agreement will be a condition precedent to the performance by Lender of its obligations and agreements under this Agreement. If any of the foregoing representations and warranties by Borrower and/or Guarantor should, at any time, prove to be inaccurate in any respect, Borrower and Guarantor acknowledge and agree that Lender’s forbearance obligations under this Agreement will immediately terminate.

13.	Miscellaneous

(a)            Parties Bound. This Agreement will be binding on, and inure to the benefit of Borrower, Guarantor, Lender, and their respective permitted successors and assigns, as provided in the Loan Documents/Other Related Documents.

(b)            Counterparts. This Agreement will be executed in any number of counterparts, all of which taken together will constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

(c)            Conflict. In the event of a conflict between the terms and conditions of this Agreement and any of the terms and conditions of the Loan Documents/Other Related Documents, the terms and conditions of this Agreement shall supersede, govern and control in all respects.

(d)            Attorneys’ Fees. Within five (5) Business Days following demand, Borrower shall pay Lender (or shall pay directly to Lender’s counsel), the legal fees incurred by Lender in connection with the preparation and delivery of the notice of Loan Default to Lender (due to the Tenant Default) and the preparation and negotiation of this Agreement.

(e)            Governing Law. This Agreement will be deemed to be a contract under the laws of the State of Texas and for all purposes will be governed by, and construed in accordance with, the laws, of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Dallas County, Texas, and shall be performable for all purposes in Dallas County, Texas. Courts within the State of Texas will have jurisdiction over any and all disputes arising under or pertaining to this Agreement, and venue in any such dispute will be in the county or judicial district of the Lender’s principal place of business.

(f)            Time of the Essence. Time is of the essence with respect to the payment and performance obligations of this Agreement.

[Signatures Commence on Following Page]

Dated and deemed effective as of the Effective Date.

LENDER

NEXBANK,
a Texas state bank

By:	/s/ JEFF KOCHER
Name:	Jeff Kocher
Title:	Vice President

BORROWER

RU OLD DENTON ROAD FORT WORTH TX, LLC,
a California limited liability company

By:	BRIX REIT, Inc.,
a Maryland corporation,
its sole member

By:	/s/ RAYMOND J. PACINI
Name:	Raymond J. Pacini
Title:	Chief Financial Officer

GUARANTOR

BRIX REIT, INC.,
a Maryland corporation

By:	/s/ RAYMOND J. PACINI
Name:	Raymond J. Pacini
Title:	Chief Financial Officer